Exhibit 21.1

Subsidiaries of the Registrant

Fullmax Pacific Limited, a company organized under the laws of the British Virgin Islands

Asia Standard Oil Limited, a Hong Kong company

Yongye Nongfeng Biotechnology Co. Ltd., a cooperative joint venture under PRC law